UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 30, 2008

Distributed Energy Systems Corp.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-50453	20-0177690
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10 Technology Drive Wallingford, Connecticut	06492
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (203) 678-2000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As previously disclosed, on September 14, 2007, the registrant received a notification from the NASDAQ Listing Qualifications Department that it had failed to meet the minimum bid price requirement for continued listing under NASDAQ Marketplace Rule 4450(a)(5). The registrant, in accordance with NASDAQ Marketplace Rule 4450(e)(2), was provided 180 calendar days, or until March 12, 2008, to regain compliance.

On January 30, 2008, the board of directors of the registrant authorized the registrant to apply to transfer the listing of the registrant’s shares from the NASDAQ Global Market to the NASDAQ Capital Market. If that application is approved, the registrant will be afforded the remainder of The NASDAQ Capital Market’s second 180 calendar day grace period in order to regain compliance while on The NASDAQ Capital Market. There can be no assurance that the registrant will meet the initial listing requirements of The NASDAQ Capital Market, which is required to transfer the listing.

Item 7.01.	Regulation FD Disclosure.

On January 30, 2008 the board of directors of the registrant ratified the approval, on November 1, 2007, by the compensation committee of the board of directors of a compensation program for non-employee directors, and on January 31, 2008, the board of directors amended the program. The terms of the program, as amended, are as follows:

•	Each non-employee director shall receive an annual cash retainer of $40,000, payable in equal monthly installments in accordance with the Corporation’s normal payroll schedule;

•

The Chairman of the Board of Directors, if he or she is not also an employee of the Corporation, shall receive an additional cash retainer of $32,000, payable in equal monthly installments in accordance with the Corporation’s normal payroll schedule;

•

The chairmen of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee shall each receive an additional cash retainer of $16,000, $12,000 and $8,000, respectively, payable in equal monthly installments in accordance with the Corporation’s normal payroll schedule;

•

Each new non-employee director shall be granted an option to purchase 20,000 shares of common stock upon his or her election or appointment to the Board of Directors. These options shall have a per share exercise price equal to the fair market value of the common stock at the date of grant, shall vest in a single installment on the third anniversary of the date of grant if such director is still serving as a director at that time, shall have a term of ten years and shall be granted under the Corporation’s 2003 Stock Incentive Plan;

•

Each non-employee director shall be granted an option to purchase 1,400 shares of common stock for each board meeting attended, either in person or by phone, and an option to purchase 1,000 shares of common stock for each committee meeting attended, either in person or by phone. These options shall be granted on the next business day following such meeting, shall have a per share exercise price equal to the fair market value of the common stock at the date of grant, shall be vested in full upon grant, shall have a term of ten years and shall be granted under the Corporation’s 2003 Stock Incentive Plan;

•	Each non-employee director shall be reimbursed for reasonable travel expenses in connection with attending board or committee meetings or performing other business of the Corporation; and

•

Each non-employee director can elect to receive up to one half of his or her annual cash compensation, including chairmanship fees, in the form of an annual stock option grant. The formula for converting the cash election to a stock option will be an option to purchase five shares of the Corporation’s stock for every $1.00 of cash compensation as to which the election is made. This election shall be made once per calendar year prior to the first monthly cash payment for such year and shall apply for the entire calendar year. The date of grant of the stock option will be the day of election by such director; the exercise price of the stock option will be the closing price of the Corporation’s common stock on the day of such election; the grant at election will reflect all compensation for the full year that the director elects to receive as stock options; and all such options will vest immediately upon grant. These options shall have a term of ten years and shall be granted under the Corporation’s 2003 Stock Incentive Plan.

Also, on January 31, 2008, each of the non-employee members of the registrant’s board of directors made the election described in the last paragraph above to receive half of their annual cash compensation for 2008 in stock options. The grants were made as of such date, with an exercise price of $0.57 per share, reflecting the closing price of the registrant’s common stock on the date of grant.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DISTRIBUTED ENERGY SYSTEMS CORP.

Date: February 5, 2008	By:	/s/ Peter J. Tallian
Peter J. Tallian
Chief Financial Officer